Exhibit 99.1

Ashland reports financial results1 for third quarter fiscal 2024, issues outlook for fourth quarter and full-year fiscal 2024

•
Sales of $544 million
•
Net income (including discontinued operations) of $6 million, or $0.12 per diluted share
•
Income from continuing operations of $31 million, or $0.60 per diluted share
•
Adjusted income from continuing operations excluding intangibles amortization expense of $75 million, or $1.49 per diluted share
•
Adjusted EBITDA of $139 million, up five percent from the prior-year quarter
•
Cash flows provided by operating activities of $128 million; ongoing free cash flow2 of $112 million
•
Repurchased 1.3 million shares; $770 million remaining under existing authorization

WILMINGTON, Del., August 6, 2024 – Ashland Inc. (NYSE: ASH) today announced financial results1 for the third quarter of fiscal year 2024, which ended June 30, 2024, and issued its outlook for fourth quarter and full-year fiscal 2024. The global additives and specialty ingredients company holds leadership positions in high-quality, consumer-focused markets including pharmaceuticals, personal care and architectural coatings.

Sales in the third quarter were $544 million, versus $546 million in the prior-year quarter. Sales volume improved within the Personal Care and Specialty Additives segments, partially offset by lower Life Sciences volumes. Consolidated year-over-year quarterly volumes increased, up five percent versus the prior-year quarter. Pricing was softer versus the prior year in a moderately deflationary raw material environment. Foreign currency unfavorably impacted sales by $4 million. In addition, the previously announced carboxymethylcellulose (CMC) and methylcellulose (MC) portfolio optimization initiatives reduced overall sales by approximately $15 million or three percent during the third quarter, in-line with expectations.

Net income was $6 million, down from $50 million in the prior-year quarter. Income from continuing operations was $31 million, down from $42 million in the prior-year quarter, or income of $0.60 per diluted share, down from $0.79. Adjusted income from continuing operations excluding intangibles amortization expense was $75 million, up from $65 million in the prior-year quarter, or $1.49 per diluted share, up from $1.23. Adjusted EBITDA was $139 million, up five percent from $133 million in the prior-year quarter, driven by higher sales and production volumes, favorable product mix and deflationary raw materials, partially offset with unfavorable pricing and higher selling, administrative, research and development (SARD) expenses, primarily related to the reset of variable compensation.

Average diluted shares outstanding totaled 51 million in the third quarter, down from 53 million in the prior-year quarter following the company’s share repurchase activities over the past 12 months. Ashland repurchased 1.3 million shares during the third quarter and now has $770 million remaining under the existing evergreen share repurchase authorization.

Cash flows provided by operating activities totaled $128 million, down from $137 million in the prior-year quarter. Ongoing free cash flow2 totaled $112 million compared to $97 million in the prior-year quarter.

“Ashland delivered another quarter of sequential year-on-year momentum for sales and Adjusted EBITDA. While improving sales trends continued during most of the quarter, June was weaker-than-expected in Life Sciences and, to a lesser extent, Specialty Additives,” said Guillermo Novo, chair and chief executive officer, Ashland.

“In a muted demand environment, Ashland was disciplined with pricing and production while delivering high-quality margins across the business units. The quarterly results also reflect progress in several key areas including a strong recovery for Personal Care, sustained margin momentum in Specialty Additives and increased plant loading with improved product mix, which was partially offset by lower VP&D sales volumes in Life Sciences. The combined effect yielded adjusted EBITDA at the lower end of the outlook range issued on April 30, 2024, with revenue below the range,” continued Novo.

“The Ashland team progressed our portfolio optimization activities which remain on track to deliver performance improvement. We continue to generate strong free cash flow and believe Ashland’s stock does not reflect the exciting growth opportunities which lie ahead. As part of our disciplined capital allocation approach, we repurchased an additional $130 million of Ashland shares during the quarter,” concluded Novo.

Reportable Segment Performance

To aid in the understanding of Ashland’s ongoing business performance, the results of Ashland’s reportable segments are described below on an adjusted basis. In addition, EBITDA and adjusted EBITDA are reconciled to operating income in Table 4. Free cash flow, ongoing free cash flow and adjusted operating income are reconciled in Table 6 and adjusted income from continuing operations, adjusted diluted earnings per share and adjusted diluted earnings per share excluding intangible amortization expense are reconciled in Table 7 of this news release. These adjusted results are considered non-GAAP financial measures. For a full description of the non-GAAP financial measures used, see the “Use of Non-GAAP Measures” section that further describes these adjustments below.

Life Sciences

Sales were $195 million, down 11 percent from the prior-year quarter, primarily reflecting weaker demand in vinyl pyrrolidone and derivatives (VP&D) for pharmaceutical (pharma) and crop-care end markets, the exit of low margin VP&D nutrition business, and pharma VP&D share loss, particularly in Europe. Pharma cellulosic demand remained stable. Foreign currency unfavorably impacted sales by $1 million.

Adjusted operating income was $43 million compared to $54 million in the prior-year quarter. Adjusted EBITDA was $59 million compared to $72 million in the prior-year quarter, primarily reflecting lower VP&D sales volume and pricing, which was partially offset by deflationary raw materials. Foreign currency unfavorably impacted Adjusted EBITDA by $1 million when compared to the prior-year quarter.

Personal Care

Sales were $175 million, up 20 percent from the prior-year quarter, primarily reflecting broadly higher volume, particularly skin care and hair care. The negative performance impact from Avoca moderated on sequential improvement and a weak comparison in the prior-year quarter. Foreign currency unfavorably impacted sales by $2 million or one percent. The CMC portfolio optimization initiative reduced Personal Care sales by approximately $3 million or two percent during the third quarter.

Adjusted operating income was $32 million compared to $14 million in the prior-year quarter. Adjusted EBITDA was $51 million compared to $35 million in the prior-year quarter, primarily reflecting the impact of higher sales and production volumes with favorable product mix, partially offset with variable compensation reset. Foreign currency unfavorably impacted Adjusted EBITDA by $1 million when compared to the prior-year quarter.

Specialty Additives

Sales were $150 million, down one percent from the prior-year quarter, primarily reflecting higher volumes in coatings and performance specialties, partially offset by lower pricing, primarily in Asia, and lower energy end market volumes. Foreign currency unfavorably impacted sales by $1 million or one percent. The CMC and MC portfolio optimization initiative reduced Specialty Additives sales by approximately $12 million or eight percent during the third quarter.

Adjusted operating income was $22 million compared to $9 million in the prior-year quarter. Adjusted EBITDA was $38 million compared to $29 million in the prior-year quarter, primarily reflecting the impact of higher sales and production volumes, favorable product mix, as well as deflationary raw materials, partially offset by lower pricing and variable compensation reset. Foreign currency had a negligible impact on Adjusted EBITDA when compared to the prior-year quarter.

Intermediates

Sales were $36 million, down 16 percent from the prior-year quarter. Merchant sales totaled $24 million, down from $29 million in the prior-year quarter, driven primarily by lower n-methyl-2-pyrrolidone (NMP) pricing. Captive internal butanediol (BDO) sales were $12 million, down 14 percent compared to the prior-year quarter, due to lower volumes and pricing. Captive internal BDO sales are recognized at market-based pricing. Foreign currency had a negligible impact on sales when compared to the prior-year quarter.

Adjusted operating income was $6 million compared to $13 million in the prior-year quarter. Adjusted EBITDA was $9 million compared to $16 million in the prior-year quarter, primarily reflecting the impact of lower pricing. Foreign currency had a negligible impact on Adjusted EBITDA when compared to the prior-year quarter.

Unallocated & Other

Unallocated and other expense was $151 million compared to $19 million in the prior-year quarter, primarily reflecting a non-cash impairment on the nutraceuticals business as well as higher environmental reserve adjustments. Adjusted unallocated and other expense EBITDA was $18 million compared to $19 million in the prior-year quarter.

Financial Outlook

During the quarter, Ashland announced the signing of a definitive agreement to sell its nutraceuticals business to Turnspire Capital Partners LLC. The transaction is expected to close in the calendar third quarter 2024, subject to the satisfaction of customary closing conditions. In addition, Ashland continues to reduce its inventory and volume exposure to lower value, more cyclical business within MC and CMC. The CMC and MC portfolio optimization initiative is expected to reduce revenue versus the prior year by approximately $20 million during the fiscal-fourth quarter.

Diminished sales trends experienced in June have continued into July, reflecting increasingly challenging market conditions. Overall end market demand growth is estimated to be flat-to-low single digits. Ashland’s fiscal-fourth quarter year-over-year improvement is expected to be largely driven by the continuing convergence of our sales volume and customer end market demand with a commensurate increase in production at our manufacturing plants. Improved demand in Personal Care and Specialty Additives is expected to be partially offset by softer VP&D volumes within Life Sciences. Overall year-over-year sales volume growth, adjusted for portfolio optimization, is expected to be mid-single-digit in the fiscal-fourth quarter, partially offset by low-single-digit pricing declines.

Year-over-year fiscal-fourth quarter margin improvement is expected to be significant when compared against inventory corrective actions taken in fiscal year 2023. Adjusted EBITDA margin is forecasted to be in-line with Ashland’s mid-20s second-half target, supported by portfolio optimization actions.

Overall, for the fiscal-fourth quarter the company expects sales in the range of $530 million to $540 million and adjusted EBITDA in the range of $130 million to $140 million. For the full fiscal year, Ashland now expects sales of approximately $2.1 billion and adjusted EBITDA in the range of $465 million to $475 million.

“Although overall demand trends are improving, there is uncertainty around specific industry and regional dynamics. To be prudent we are planning for a choppy demand environment. Our strategic priorities remain clear, operate with discipline to maximize near-term performance while investing in the future to build our long-term organic growth catalysts. Ashland is focused on the controllables, strengthening our portfolio, leveraging commercial excellence and driving productivity to maximize financial results from the core. We have initiated a focused effort to strengthen and improve our competitive position in core technologies to drive share gains. In addition, we continue to advance our long-term profitable growth strategies within our globalize and innovate initiatives. We are confident in the quality of our business and its long-term prospects. I look forward to discussing our fiscal-third quarter financial results and outlook as well as an update on our strategic priorities during our earnings call and webcast tomorrow morning,” finished Novo.

Conference Call Webcast

The company’s live webcast with securities analysts will include an executive summary and detailed remarks. The live webcast will take place at 10 a.m. ET on Wednesday, August 7, 2024. Simultaneously, the company will post a slide presentation in the Investor Relations section of its website at http://investor.ashland.com.

To access the call by phone, please go to this registration link and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time.

Following the live event, an archived version of the webcast and supporting materials will be available for 12 months on http://investor.ashland.com.

Use of Non-GAAP Measures

Ashland believes that by removing the impact of depreciation and amortization and excluding certain non-cash charges, amounts spent on interest and taxes and certain other charges that are highly variable from year to year, EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin provide Ashland’s investors with performance measures that reflect the impact to operations from trends in changes in sales, margin and operating expenses, providing a perspective not immediately apparent from net income, operating income, net income margin and operating income margin. The adjustments Ashland makes to derive the non-GAAP measures of EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin exclude items which may cause short-term fluctuations in net income and operating income and which Ashland does not consider to be the fundamental attributes or primary drivers of its business. EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin provide disclosure on the same basis as that used by Ashland’s management to evaluate financial performance on a consolidated and reportable segment basis and provide consistency in our financial reporting, facilitate internal and external comparisons of Ashland’s historical operating performance and its business units, and provide continuity to investors for comparability purposes. EBITDA margin and adjusted EBITDA margin are defined as EBITDA and adjusted EBITDA divided by sales for the corresponding period.

Key items, which are set forth on Table 7 of this release, are defined as financial effects from significant transactions that, either by their nature or amount, have caused short-term fluctuations in net income and/or operating income which Ashland does not consider to reflect Ashland’s underlying business performance and trends most accurately. Further, Ashland believes that providing supplemental information that excludes the financial effects of these items in the financial results will enhance the investor’s ability to compare financial performance between reporting periods.

Tax-specific key items, which are set forth on Table 7 of this release, are defined as financial transactions, tax law changes or other matters that fall within the definition of key items as described above. These items relate solely to tax matters and would only be recorded within the income tax caption of the Statement of Consolidated Income. As with all key items, due to their nature, Ashland does not consider the financial effects of these tax-specific key items on net income to be the most accurate reflection of Ashland’s underlying business performance and trends.

The free cash flow metrics enable Ashland to provide a better indication of the ongoing cash being generated that is ultimately available for both debt and equity holders as well as other investment opportunities. Unlike cash flow provided by operating activities, free cash flow and ongoing free cash flow include the impact of capital expenditures from continuing operations and other significant items impacting free cash flow, providing a more complete picture of current and future cash generation. Free cash flow, ongoing free cash flow, and free cash flow conversion are non-GAAP liquidity measures that Ashland believes provide useful information to management and investors about Ashland’s ability to convert Adjusted EBITDA to ongoing free cash flow. These liquidity measures are used regularly by Ashland’s stakeholders and industry peers to measure the efficiency at providing cash from regular business activity. Free cash flow, ongoing free cash flow, and free cash flow conversion have certain limitations, including that they do not reflect adjustments for certain non-discretionary cash flows such as mandatory debt repayments. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

Adjusted diluted earnings per share is a performance measure used by Ashland and is defined by Ashland as earnings (loss) from continuing operations, adjusted for identified key items and divided by the number of outstanding diluted shares of common stock. Ashland believes this measure provides investors additional insights into operational performance by providing earnings and diluted earnings per share metrics that exclude the effect of the identified key items and tax specific key items.

The adjusted diluted earnings per share, excluding intangibles amortization expense metric enables Ashland to demonstrate the impact of non-cash intangibles amortization expense on earnings per share, in addition to key items previously mentioned. Ashland’s management believes this presentation is helpful to illustrate how previous acquisitions impact applicable period results.

Ashland does not quantitatively reconcile our guidance ranges for our non-GAAP measures to their most comparable GAAP measures in the Financial Outlook section of this press release. The guidance ranges for GAAP and non-GAAP financial measures reflect Ashland’s assessment of potential sources of variability in financial results and are informed by evaluation of multiple scenarios, many of which have interactive effects across several financial statement line items. Providing guidance for individual reconciling items between our non-GAAP financial measures and the comparable GAAP measures would imply a degree of precision and certainty in those reconciling items that is not a consistent reflection of our scenario-based process to prepare our guidance ranges. To the extent that a material change affecting the individual reconciling items between the Company’s forward-looking non-GAAP and comparable GAAP financial measures is anticipated, the Company has provided qualitative commentary in the Financial Outlook section of this press release for your consideration. However, as the impact of such factors cannot be predicted with a reasonable degree of certainty or precision, a quantitative reconciliation is not available without unreasonable effort.

About Ashland

Ashland Inc. (NYSE: ASH) is a global additives and specialty ingredients company with a conscious and proactive mindset for environmental, social and governance (ESG). The company serves customers in a wide range of consumer and industrial markets, including architectural coatings, construction, energy, food and beverage, nutraceuticals, personal care and pharmaceutical. Approximately 3,800 passionate, tenacious solvers – from renowned scientists and research chemists to talented engineers and plant operators – thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries. Visit ashland.com and ashland.com/ESG to learn more.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Ashland has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “objectives,” “may,” “will,” “should,” “plans” and “intends” and the negative of these words or other comparable terminology. Ashland may from time to time make forward-looking statements in its annual reports, quarterly reports and other filings with the SEC, news releases and other written and oral communications. These forward-looking statements are based on Ashland’s expectations and assumptions, as of the date such statements are made, regarding Ashland’s future operating performance, financial, operating cash flow and liquidity, as well as the economy and other future events or circumstances. These statements include but may not be limited to statements with respect to Ashland’s portfolio optimization activities; expectations regarding future growth opportunities; expectations regarding the closing of sale of the nutraceuticals business; and management’s expectations and beliefs regarding Ashland’s fiscal-fourth quarter results and outlook.

Ashland’s expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions (such as prices, supply and demand, cost of raw materials, and the ability to recover raw-material cost increases through price increases), and risks and uncertainties associated with the following: the impact of acquisitions and/or divestitures Ashland has made or may make (including the possibility that Ashland may not realize the anticipated benefits from such transactions); Ashland’s substantial indebtedness (including the possibility that such indebtedness and related restrictive covenants may adversely affect Ashland’s future cash flows, results of operations, financial condition and its ability to repay debt); severe weather, natural disasters, public health crises, cyber events and legal proceedings and claims (including product recalls, environmental and asbestos matters); the effects of the ongoing Ukraine/Russia and Israel/Hamas conflicts on the geographies in which we operate, the end markets we serve and on our supply chain and customers, and without limitation, risks and uncertainties affecting Ashland that are described in Ashland’s most recent Form 10-K (including Item 1A Risk Factors) filed with the SEC, which is available on Ashland’s website at http://investor.ashland.com or on the SEC’s website at http://www.sec.gov. Various risks and uncertainties may cause actual results to differ materially from those stated, projected or implied by any forward-looking statements. Ashland believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Unless legally required, Ashland undertakes no obligation to update any forward-looking statements made in this news release whether as a result of new information, future events or otherwise.

1Financial results are preliminary until Ashland’s Form 10-Q is filed with the U.S. Securities and Exchange Commission.

2The ongoing free cash flow metric excludes the impact of inflows and outflows from U.S. and Foreign Accounts Receivable Sales Program and payments related to restructuring and environmental and litigation-related matters in both the current-year and prior-year periods.

™ Trademark, Ashland or its subsidiaries, registered in various countries.

FOR FURTHER INFORMATION:

Investor Relations:	Media Relations:
William C. Whitaker	Carolmarie C. Brown
+1 (614) 790-2095	+1 (302) 995-3158
wcwhitaker@ashland.com	ccbrown@ashland.com

Ashland Inc. and Consolidated Subsidiaries STATEMENTS OF CONSOLIDATED INCOME (LOSS) (In millions except per share data - preliminary and unaudited)	Table 1

	Three months ended		Nine months ended
	June 30		June 30
	2024	2023	2024	2023

Sales	$544	$546	$1,591	$1,674
Cost of sales	358	368	1,147	1,134
GROSS PROFIT	186	178	444	540
Selling, general and administrative expense	114	84	303	256
Research and development expense	15	12	42	37
Intangibles amortization expense	19	24	59	70
Equity and other income	-	4	3	5
Loss on acquisitions and divestitures, net	(99)	-	(100)	-
OPERATING INCOME (LOSS)	(61)	62	(57)	182
Net interest and other expense (income)	7	3	(14)	(21)
Other net periodic benefit loss	2	2	6	6
INCOME (LOSS) FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	(70)	57	(49)	197
Income tax expense (benefit)	(101)	15	(229)	21
INCOME FROM CONTINUING OPERATIONS	31	42	180	176
Income (loss) from discontinued operations, net of income taxes	(25)	8	(27)	6
NET INCOME	$6	$50	$153	$182

DILUTED EARNINGS PER SHARE
Income from continuing operations	$0.60	$0.79	$3.53	$3.24
Income (loss) from discontinued operations	(0.48)	0.15	(0.52)	0.11
Net income	$0.12	$0.94	$3.01	$3.35

AVERAGE DILUTED COMMON SHARES OUTSTANDING	51	53	51	54

SALES
Life Sciences	195	219	617	666
Personal Care	175	146	473	452
Specialty Additives	150	152	429	456
Intermediates	36	43	108	148
Intersegment Sales	(12)	(14)	(36)	(48)
	$544	$546	$1,591	$1,674

OPERATING INCOME (LOSS)
Life Sciences	43	49	125	141
Personal Care	31	14	59	38
Specialty Additives	10	5	(40)	22
Intermediates	6	13	22	50
Unallocated and other	(151)	(19)	(223)	(69)
	$(61)	$62	$(57)	$182

Ashland Inc. and Consolidated Subsidiaries CONDENSED CONSOLIDATED BALANCE SHEETS (In millions - preliminary and unaudited)	Table 2

	June 30	September 30
	2024	2023
ASSETS
Current assets
Cash and cash equivalents	$399	$417
Accounts receivable	224	338
Inventories	532	626
Other assets	189	125
Current assets held for sale	41	-
Total current assets	1,385	1,506

Noncurrent assets
Property, plant and equipment
Cost	3,265	3,211
Accumulated depreciation	1,971	1,838
Net property, plant and equipment	1,294	1,373

Goodwill	1,352	1,362
Intangibles	761	886
Operating lease assets, net	116	122
Restricted investments	287	290
Asbestos insurance receivable	136	127
Deferred income taxes	160	22
Other assets	256	251
Total noncurrent assets	4,362	4,433

Total assets	$5,747	$5,939

LIABILITIES AND EQUITY
Current liabilities
Short-term debt	$-	$16
Trade and other payables	198	210
Accrued expenses and other liabilities	230	208
Current operating lease obligations	21	22
Current liabilities held for sale	15	-
Total current liabilities	464	456

Noncurrent liabilities
Long-term debt	1,325	1,314
Asbestos litigation reserve	427	427
Deferred income taxes	43	148
Employee benefit obligations	97	100
Operating lease obligations	100	106
Other liabilities	324	291
Total noncurrent liabilities	2,316	2,386

Stockholders' equity	2,967	3,097

Total liabilities and stockholders' equity	$5,747	$5,939

Ashland Inc. and Consolidated Subsidiaries STATEMENTS OF CONSOLIDATED CASH FLOWS (In millions - preliminary and unaudited)	Table 3

	Three months ended		Nine months ended
	June 30		June 30
	2024	2023	2024	2023
CASH FLOWS PROVIDED (USED) BY OPERATING ACTIVITIES FROM CONTINUING OPERATIONS
Net income	$6	$50	$153	$182
Loss (income) from discontinued operations, net of income taxes	25	(8)	27	(6)
Adjustments to reconcile income from continuing operations to cash flows from operating activities
Depreciation and amortization	61	62	221	181
Original issue discount and debt issuance cost amortization	1	1	4	4
Deferred income taxes	(1)	(4)	(137)	11
Gain from sales of property and equipment	-	(1)	-	(1)
Loss on acquisitions and divestitures, net	99	-	99	-
Stock based compensation expense	3	5	10	17
Excess tax benefit on stock based compensation	-	-	-	1
Income from restricted investments	(4)	(10)	(51)	(57)
Asset impairments	-	-	-	4
Pension contributions	(3)	(4)	(14)	(7)
Change in operating assets and liabilities	(59)	46	70	(166)
Total cash flows provided by operating activities from continuing operations	128	137	382	163
CASH FLOWS PROVIDED (USED) BY INVESTING ACTIVITIES FROM CONTINUING OPERATIONS
Additions to property, plant and equipment	(29)	(44)	(99)	(101)
Proceeds from disposal of property, plant and equipment	-	3	-	3
Proceeds from settlement of Company-owned life insurance contracts	1	1	1	3
Company-owned life insurance payments	-	-	(1)	(1)
Other investing cash flows	-	-	(10)	-
Funds restricted for specific transactions	-	(1)	(5)	(7)
Reimbursements from restricted investments	23	29	60	46
Proceeds from sale of securities	18	21	39	36
Purchases of securities	(18)	(21)	(39)	(36)
Total cash flows used by investing activities from continuing operations	(5)	(12)	(54)	(57)
CASH FLOWS USED BY FINANCING ACTIVITIES FROM CONTINUING OPERATIONS
Repurchase of common stock	(130)	(158)	(230)	(300)
Repayment of short-term debt	-	-	(16)	-
Cash dividends paid	(20)	(20)	(59)	(56)
Stock based compensation employee withholding taxes paid in cash	(1)	(1)	(5)	(10)
Total cash flows used by financing activities from continuing operations	(151)	(179)	(310)	(366)
CASH PROVIDED (USED) BY CONTINUING OPERATIONS	(28)	(54)	18	(260)
Cash provided (used) by discontinued operations
Operating cash flows	(12)	3	(38)	(43)
Effect of currency exchange rate changes on cash and cash equivalents	-	1	2	6
DECREASE IN CASH AND CASH EQUIVALENTS	(40)	(50)	(18)	(297)
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	439	399	417	646
CASH AND CASH EQUIVALENTS - END OF PERIOD	$399	$349	$399	$349

DEPRECIATION AND AMORTIZATION
Life Sciences	15	18	47	51
Personal Care	20	21	59	63
Specialty Additives	23	20	105	57
Intermediates	3	3	10	10
Unallocated and other	-	-	-	-
	$61	$62	$221	$181

Ashland Inc. and Consolidated Subsidiaries RECONCILIATION OF NON-GAAP DATA - ADJUSTED EBITDA (In millions - preliminary and unaudited)	Table 4

	Three months ended
	June 30
Adjusted EBITDA - Ashland Inc.	2024	2023
Net income	$6	$50
Income tax expense (benefit)	(101)	15
Net interest and other expense	7	3
Depreciation and amortization(a)	54	62
EBITDA	(34)	130
Loss (income) from discontinued operations, net of income taxes	25	(8)
Operating key items (see Table 5)	148	11
Adjusted EBITDA	$139	$133

Adjusted EBITDA - Life Sciences
Operating income	$43	$49
Add:
Depreciation and amortization(a)	16	18
Operating key items (see Table 5)	-	5
Adjusted EBITDA	$59	$72

Adjusted EBITDA - Personal Care
Operating income	$31	$14
Add:
Depreciation and amortization(a)	19	21
Operating key items (see Table 5)	1	-
Adjusted EBITDA	$51	$35

Adjusted EBITDA - Specialty Additives
Operating income (loss)	$10	$5
Add:
Depreciation and amortization(a)	16	20
Operating key items (see Table 5)	12	4
Adjusted EBITDA	$38	$29

Adjusted EBITDA - Intermediates
Operating income	$6	$13
Add:
Depreciation and amortization	3	3
Adjusted EBITDA	$9	$16

(a)
Depreciation and amortization excludes accelerated depreciation expense of $1 million and $7 million for Personal Care and Specialty Additives, respectively, for the three months ended June 30, 2024, which is included as a key item within this table as a component of Adjusted EBITDA. Depreciation and amortization includes $1 million for Life Sciences associated with the Nutraceuticals business held for sale assets for the three months ended June 30, 2024, which is included as a key item within this table as a component of Adjusted EBITDA.

Ashland Inc. and Consolidated Subsidiaries SEGMENT COMPONENTS OF KEY ITEMS FOR APPLICABLE INCOME STATEMENT CAPTIONS (In millions - preliminary and unaudited)	Table 5

	Three Months Ended June 30, 2024
	Life Sciences	Personal Care	Specialty Additives	Intermediates	Unallocated & Other	Total
OPERATING INCOME (LOSS)
Operating key items:
Nutraceutical impairment	$-	$-	$-	$-	$(99)	$(99)
Environmental reserve adjustments	(1)	-	(1)	-	(33)	(35)
Restructuring, separation and other costs	-	-	-	-	(3)	(3)
Accelerated depreciation	-	(1)	(7)	-	-	(8)
Other plant optimization costs	-	-	(4)	-	-	(4)
Held for sale depreciation and amortization	1	-	-	-	-	1
All other operating income (loss)	43	32	22	6	(16)	87
Operating income (loss)	43	31	10	6	(151)	(61)

NET INTEREST AND OTHER EXPENSE (INCOME)
Key items					(1)	(1)
All other net interest and other expense					8	8
					7	7

OTHER NET PERIODIC BENEFIT LOSS					2	2

INCOME TAX EXPENSE (BENEFIT)
Tax effect of key items(a)					(12)	(12)
Tax specific key items(b)					(106)	(106)
All other income tax expense					17	17
					(101)	(101)
INCOME (LOSS) FROM CONTINUING OPERATIONS	$43	$31	$10	$6	$(59)	$31

	Three Months Ended June 30, 2023
	Life Sciences	Personal Care	Specialty Additives	Intermediates	Unallocated & Other	Total
OPERATING INCOME (LOSS)
Operating key items:
Environmental reserve adjustments	$(2)	$-	$(4)	$-	$(13)	$(19)
Restructuring, separation and other costs	(3)	-	-	-	(1)	(4)
ICMS Brazil tax credit	-	-	-	-	12	12
All other operating income (loss)	54	14	9	13	(17)	73
Operating income (loss)	49	14	5	13	(19)	62

NET INTEREST AND OTHER EXPENSE (INCOME)
Key items					(6)	(6)
All other net interest and other expense					9	9
					3	3

OTHER NET PERIODIC BENEFIT LOSS					2	2

INCOME TAX EXPENSE (BENEFIT)
Tax effect of key items(a)					3	3
Tax specific key items(b)					(4)	(4)
All other income tax expense					16	16
					15	15
INCOME (LOSS) FROM CONTINUING OPERATIONS	$49	$14	$5	$13	$(39)	$42

(a)
Represents the tax effect of the key items that are previously identified above.
(b)
Represents key items resulting from tax specific financial transactions, tax law changes or other matters that fall within the definition of tax specific key items. See Table 7 for additional information.

Ashland Inc. and Consolidated Subsidiaries RECONCILIATION OF CERTAIN NON-GAAP DATA (In millions - preliminary and unaudited)	Table 6

	Three months ended		Nine months ended
	June 30		June 30
Free cash flows	2024	2023	2024	2023
Total cash flows provided by operating activities from continuing operations	$128	$137	$382	$163
Adjustments:
Additions to property, plant and equipment	(29)	(44)	(99)	(101)
Free cash flows	$99	$93	$283	$62
Cash (inflows) outflows from U.S. Accounts Receivable Sales Program(a)	3	(8)	(11)	14
Cash inflows from Foreign Accounts Receivable Sales Program(b)	(1)	-	(123)	-
Restructuring-related payments(c)	3	2	10	3
Environmental and related litigation payments(d)	8	10	23	34
Ongoing free cash flow	$112	$97	$182	$113

Net income	$6	$50	$153	$182
Adjusted EBITDA(e)	$139	$133	$336	$385

Operating cash flow conversion(f)	2133%	274%	250%	90%
Ongoing free cash flow conversion(g)	81%	73%	54%	29%

(a)
Represents activity associated with the U.S. Accounts Receivable Sales Program impacting each period presented.
(b)
Represents activity associated with the Foreign Accounts Receivable Sales Program impacting each period presented.
(c)
Restructuring payments incurred during each period presented.
(d)
Represents cash outflows associated with environmental and related litigation payments which will be reimbursed by the Environmental trust.
(e)
See Adjusted EBITDA reconciliation.
(f)
Operating cash flow conversion is defined as Cash flows provided by operating activities from continuing operations divided by Net Income.
(g)
Ongoing free cash flow conversion is defined as Ongoing free cash flow divided by Adjusted EBITDA.

	Three months ended		Nine months ended
	June 30		June 30
Adjusted operating income	2024	2023	2024	2023
Operating income (loss) (as reported)	$(61)	$62	$(57)	$182
Key items, before tax:
Nutraceutical impairment	99	-	99	-
Accelerated depreciation	8	-	56	-
Environmental reserve adjustments	35	19	41	31
Restructuring, separation and other costs	3	4	28	5
Other plant optimization costs	4	-	5	-
Argentina currency devaluation impact	-	-	5	-
Asset impairments	-	-	-	4
ICMS Brazil tax credit	-	(12)	-	(12)
Held for sale depreciation and amortization	(1)	-	(1)	-
Adjusted operating income (non-GAAP)	$87	$73	$176	$210

Ashland Inc. and Consolidated Subsidiaries RECONCILIATION OF CERTAIN NON-GAAP DATA (In millions except per share data - preliminary and unaudited)	Table 7

	Three months ended		Nine months ended
	June 30		June 30
	2024	2023	2024	2023
Income from continuing operations (as reported)	$31	$42	$180	$176
Key items, before tax:
Nutraceutical impairment	99	-	99	-
Accelerated depreciation	8	-	56	-
Environmental reserve adjustments	35	19	41	31
Restructuring, separation and other costs	3	4	28	5
Other plant optimization costs	4	-	5	-
Argentina currency devaluation impact	-	-	5	-
Asset impairments	-	-	-	4
ICMS Brazil tax credit	-	(12)	-	(12)
Held for sale depreciation and amortization	(1)	-	(1)	-
Unrealized gains on securities	(1)	(6)	(39)	(47)
Key items, before tax	147	5	194	(19)
Tax effect of key items(a)	(12)	3	(24)	8
Key items, after tax	135	8	170	(11)
Tax specific key items:
Uncertain tax positions	9	(3)	9	(23)
Valuation allowance	-	(1)	-	(1)
Restructuring and separation activity	(115)	-	(115)	-
Other and tax reform related activity	-	-	(129)	-
Tax specific key items(b)	(106)	(4)	(235)	(24)
Total key items	29	4	(65)	(35)
Adjusted income (loss) from continuing operations (non-GAAP)	$60	$46	$115	$141
Amortization expense adjustment (net of tax)(c)	15	19	48	56
Adjusted income (loss) from continuing operations (non-GAAP) excluding intangibles amortization expense	$75	$65	$163	$197

(a)
Represents the tax effect of the key items that are previously identified above.
(b)
Represents key items resulting from tax specific financial transactions, tax law changes or other matters that fall within the definition of tax specific key items. These tax specific key items included the following:

- Uncertain tax positions: Includes the impact from the settlement of uncertain tax positions with various tax authorities.

- Valuation allowance: Includes the impact from the release of certain foreign tax credit valuation allowances.

- Restructuring and separation activity: Includes the tax impact of the held for sale classification for the Nutraceuticals business.

- Other and tax reform: Includes the impact from the remeasurement of Ashland’s foreign deferred tax balances resulting from the impact from rate changes for foreign jurisdictions and other tax law changes enacted during 2024.

(c)
Amortization expense adjustment (net of tax) tax rates were 20% for the three and nine months ended June 30, 2024 and 2023.

Ashland Inc. and Consolidated Subsidiaries RECONCILIATION OF CERTAIN NON-GAAP DATA (In millions except per share data - preliminary and unaudited)	Table 7 (Continued)

	Three months ended		Nine months ended
	June 30		June 30
	2024	2023	2024	2023
Diluted EPS from continuing operations (as reported)	$0.60	$0.79	$3.53	$3.24
Key items, before tax:
Nutraceutical impairment	1.94	-	1.94	-
Accelerated depreciation	0.16	-	1.10	-
Environmental reserve adjustments	0.69	0.36	0.80	0.58
Restructuring, separation and other costs	0.06	0.09	0.55	0.09
Other plant optimization costs	0.08	-	0.10	-
Argentina currency devaluation impact	-	-	0.10	-
Asset impairments	-	-	-	0.07
ICMS Brazil tax credit	-	(0.23)	-	(0.22)
Held for sale depreciation and amortization	(0.02)	-	(0.02)	-
Unrealized gains on securities	(0.02)	(0.12)	(0.76)	(0.87)
Key items, before tax	2.89	0.10	3.81	(0.35)
Tax effect of key items(a)	(0.24)	0.06	(0.48)	0.15
Key items, after tax	2.65	0.16	3.33	(0.20)
Tax specific key items:
Uncertain tax positions	0.18	(0.06)	0.18	(0.42)
Valuation allowance	-	(0.02)	-	(0.02)
Restructuring and separation activity	(2.25)	-	(2.25)	-
Other and tax reform related activity	-	-	(2.54)	-
Tax specific key items(b)	(2.07)	(0.08)	(4.61)	(0.44)
Total key items	0.58	0.08	(1.28)	(0.64)
Adjusted diluted EPS from continuing operations (non-GAAP)	$1.18	$0.87	$2.25	$2.60
Amortization expense adjustment (net of tax)(c)	0.31	0.36	0.94	1.03
Adjusted diluted EPS from continuing operations (non-GAAP) excluding intangibles amortization expense	$1.49	$1.23	$3.19	$3.63

(a)
Represents the tax effect of the key items that are previously identified above.
(b)
Represents key items resulting from tax specific financial transactions, tax law changes or other matters that fall within the definition of tax specific key items. These tax specific key items included the following:

- Uncertain tax positions: Includes the impact from the settlement of uncertain tax positions with various tax authorities.

- Valuation allowance: Includes the impact from the release of certain foreign tax credit valuation allowances.

- Restructuring and separation activity: Includes the tax impact of the held for sale classification for the Nutraceuticals business.

- Other and tax reform: Includes the impact from the remeasurement of Ashland’s foreign deferred tax balances resulting from the impact from rate changes for foreign jurisdictions and other tax law changes enacted during 2024.

(c)
Amortization expense adjustment (net of tax) tax rates were 20% for the three and nine months ended June 30, 2024 and 2023.